FORM 8-K PRIVATE

                     SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  January 21, 1999.


                            HIGH PLAINS CORPORATION

             (Exact name of registrant as specified in its charter)


Kansas                                                               #1-8680
(State or other jurisdiction of                             (Commission File
incorporation)                                                       Number)



200 W. Douglas                                                   #48-0901658
Suite #820                                                     (IRS Employer
Wichita, Kansas 67202                                    Identification No.)
(Address of prinicipal
executive offices)


                                (316) 269-4310
                       (Registrant's telephone number)

Item  5  Other Information

Wichita, KS, January 20, 1999 -- High Plains Corporation (NASDAQ:HIPC) today reported second quarter earnings for fiscal 1999, recording a profit of $523,290, or $.03 earnings per diluted share. This result mirrors the $.03 per diluted share earnings achieved in the comparable period last year.


                                          Financial Highlights
                               Three-Months Ended        Six-Months Ended
                                  December 31,              December 31,
                              1998          1997        1998          1997

Net Sales & Revenue        $22,776,074  $21,660,983  $49,165,933  $44,231,820
Net Income                 $   523,290  $   405,408  $   652,903  $ 1,776,289
Basic & Diluted Earnings
 Per Share                 $       .03  $       .03  $       .04  $       .11
Diluted shares
 outstanding                16,004,582   16,020,735   16,009,202   16,033,290



President and Chief Executive Officer, Gary R. Smith, stated that the second quarter results "are especially significant, considering that they occur at a time when oil and gasoline prices are at record lows for the decade."

Smith emphasized that favorable grain prices continue to be the ethanol industry's most positive news. He stated that, "While grain markets will always experience periodic fluctuations, and weather and other variables can also produce unexpected price increases, current information suggests a continuation of low grain prices even into the next crop year." "During this quarter," he continued, "we delivered grain to our Nebraska and Kansas plants for approximately $1.95 per bushel. This is $.45 per bushel less than the $2.40 per bushel cost incurred during the same quarter of last year. As expected, grain delivered into the Portales, New Mexico plant continues to be higher than either Nebraska or Kansas deliveries because of local basis variations."

"In this quarter, High Plains has also started to reap the benefits of previously initiated projects which are now impacting our bottom line," Smith continued. "Methane gas from the local landfill was used almost exclusively to fuel the boiler at our Colwich, Kansas facility during this quarter, saving approximately $127,000 over our previously contracted cost of natural gas. Future savings will be somewhat dependent on reliability of the gas collection and transportation system, and on demand charges for backup gas supplies, but are expected to continue to be significant. We also recorded approximately $59,000 in income from the sale of our carbon dioxide by-product from the York, Nebraska plant during the quarter."

Smith also indicated that the Company is working on expanding these alternative sources of revenue. "We are continuing to pursue these types of projects, and are in the final stages of negotiating a contract to capture and market the carbon dioxide produced at one of our other plants," he said.

"At the same time, we are making progress in our attempts to reduce costs and improve efficiencies in production at all three plants. Yields have been improved over the last few months at our York, Nebraska plant, and controllable plant costs at all three plants came in at or below budget for the quarter."

High Plains also announced additional strengthening of its management team with the addition of Parker F. Pieri as Vice President and Chief Financial Officer. Pieri is a Certified Public Accountant who comes to the Company from Koch Industries. He graduated from Texas A&M University with degrees in Finance and Business Analysis, and received an MBA from the University of Houston. Pieri also has significant prior working experience in the energy and petroleum industries. "We are pleased to welcome Parker to our Team," said Gary Smith. "He adds a new dimension of experience, and an additional perspective to help capitalize on the opportunities available to High Plains."

A conference call will be held by High Plains on January 21, 1999, at 10:00 a.m. Central Time to discuss these issues and others relevant to the Company. Individuals interested in participating in the call should dial 800-903-0247 approximately 15 minutes prior to the starting time, and ask for conference call ID# Q121.

Based in Wichita, Kansas, High Plains Corporation is among the Nation's largest producers of ethanol. The Company operates production facilities in Colwich, Kansas; York, Nebraska; and Portales, New Mexico.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation risks of fluctuations in feedstock commodity prices, changes in the market prices or demand for motor fuels and Ethanol, legislative changes regarding air quality, fuel specifications or incentive programs, as well as general market conditions, competition and pricing. The Company believes that forward-looking statements made by it are based upon reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including its annual 10K, Proxy Statement, and quarterly 10Q filings, copies of which are available from the Company without charge.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date   January 21, 1999                       HIGH PLAINS CORPORATION

                                              /s/Gary R. Smith
                                              President
                                              Chief Executive Officer